Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:   Irwin Gruverman, CEO & Chairman
Robert P. Bruno, President & COO, or
Jack M. Swig, Investor Relations
Tel. 617-969-5452, Fax 965-1213, E-mail: info@mfics.com

MFIC CORPORATION ANNOUNCES FINAL

CLOSING OF PRIVATE PLACEMENT

Wednesday, March 31, 2004, Newton, MA (Symbol OTCBB: MFIC)

MFIC Corporation (the “Company”) announced today a final closing of its previously announced private placement of Units (each Unit consisting of one share of Common Stock and a 3-year Warrant to purchase ½ of one share of Common Stock).  A total of 1,426,616 Units were sold in the offering, yielding gross proceeds of $3,566,540.  The Units were priced at $2.50 and the associated warrants are exercisable at $3.05.  The offering was conducted through Casimir Capital L.P., as Placement Agent, and expenses of the offering, including the Placement Agent’s fees and non-accountable expenses, legal, accounting and other expenses estimated at $550,000.  Further details of the transaction will be available in the Form 8-K to be filed with the Securities and Exchange Commission.

Irwin Gruverman, CEO and Chairman of MFIC stated, “In prior announcements in 2004 we reported the sale of assets of our Morehouse-COWLES Division and the restructuring of our bank debt. Both of these events should contribute to substantial improvement in our profitability and cash flow potential. This private placement equity financing is the third significant transaction in 2004 and creates a stable and well funded structure which will provide the capital to allow us to invest confidently in expanded marketing/sales and product development programs for our core Microfluidizer® processor systems business and commercial development of our new patented Multi-Stream Mixer/Reactor for production of nanoparticles. We have provided equipment for producing nanostructures for more than 15 years and intend to expand our presence in the nanotechnology manufacturing space, in which our objective is to be a dominant supplier of enabling laboratory and production equipment.”

Management believes that this release contains forward-looking statements that are subject to certain risks and uncertainties including statements relating to the Company’s plan to maintain and/or increase operating profitability. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties that could cause actual results achieved by the Company to differ materially from those described in the forward-looking statements. The Company cautions investors that there can be no assurance that the actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including but not limited to the following risks and uncertainties: (i) whether the performance advantages of the Company’s Microfluidizer® materials processing equipment or that a commercial market for the equipment will continue to develop, (ii) whether the performance advantages of the Company’s MMR nanoparticle production systems will be realized commercially, (iii)  whether the Company’s expectation that the benefits of nanotechnology will, in part, be realized by the ability of the MMR to produce innovative materials in large quantities, (iv) whether the Company’s is able to increase the number of prototype MMR placements and then manufacture and introduce commercial production MMR equipment, and (v) whether the Company will have access to sufficient working capital through continued and improving cash flow from sales. Proceeds from its private placement equity offering, and ongoing borrowing availability, the latter being subject to the Company’s ability to comply with the covenants and terms of the Company’s loan agreement with its senior lender.